EXHIBIT 99.1

Chemung Financial Corporation Board Names Anders Tomson as CEO

Bentley retires, Tomson added to Board

ELMIRA, N.Y., Dec. 22, 2016 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG) today announced that its Board of Directors has appointed Anders M. Tomson President and Chief Executive Officer (“CEO”) of Chemung Financial Corporation (the “Corporation”) and its banking subsidiary, Chemung Canal Trust Company (the “Bank”) effective immediately.  Tomson replaces Ronald M. Bentley who retired as CEO today, December 22, 2016. The transition had been previously announced this past May at the Corporation’s annual shareholders’ meeting.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/bff67ebd-7f3f-48b4-868b-f2d24fde04d5

In addition to being named CEO, Tomson was elected to the Board of Directors of Chemung Financial Corporation and Chemung Canal Trust Company.  He will stand for shareholder election at the Corporation’s annual shareholders’ meeting in May 2017.

Tomson, 49, joined the Bank as Division President of Capital Bank, a five branch division located in Albany and Saratoga counties, when Chemung Canal acquired Capital Bank & Trust in April 2011.  He will continue to serve in that capacity.

In July 2015 Tomson was named President and Chief Operating Officer of the Bank as part of a succession plan anticipating Bentley’s retirement.  Since that time Tomson has led the retail client division of the Bank, overseeing the 33 branch network, along with the consumer and residential lending departments within the Bank.

A graduate of Cornell University, Tomson possesses an extensive background in commercial and real estate lending. Prior to joining the Bank, he served as Senior Vice President and Commercial Real Estate Division Executive for RBS Citizens Bank and Senior Vice President of the Community Preservation Corporation.

“We are well positioned to continue moving forward under Anders’ leadership,” said Bentley.  “With more than two decades of senior-level management experience, Anders brings significant knowledge and insight to the position which will serve us well as we plan for future growth and opportunities that lie ahead,” Bentley added.

“I am tremendously humbled and honored by the confidence the Board of Directors has placed in me to lead our company,” Tomson said.  “With the assistance of a dedicated and highly experienced management team, I’m excited to lead my nearly 400 banking colleagues, continuing the long tradition of providing quality products and services and making a positive impact on the customers and communities we serve,” Tomson added.

Bentley joined Chemung Canal as President and Chief Operating Officer in July 2006 and was promoted to President and CEO in April 2007.  He has served as a Director of the Bank and the Corporation since March 2007 and was recently re-elected to another three-year term, ending in May 2019.  Bentley will remain on the Board of Directors after retiring as CEO. Additionally, he will remain a part-time employee of the Bank to serve as an advisor to the Corporation.

“Our company has more than doubled in size during Ron’s tenure,” said David J. Dalrymple, Chairman of the Board of the Bank and the Corporation.  “We have experienced record growth in all major footings of the balance sheet: assets, loans, deposits and shareholders’ equity,” he added.  “And through organic growth and a series of acquisitions, the expansion of our footprint has allowed us to leverage the impact of a historically low interest rate environment and an ever expanding, and increasingly costly, period of regulatory compliance oversight,” Dalrymple said.

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York, operating 33 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at www.chemungcanal.com and www.capitalbank.com.

Media note:  Attached is a photo of Anders M. Tomson.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com